Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into as of the 1st day of April, 2008 by and between Hostopia.com Inc. (the “Company”) and Peter Kostandenou (the “Employee”).

WHEREAS the Company wishes to employ Employee and desires to enter into an agreement (the “Agreement”) embodying the terms of such employment;

AND WHEREAS Employee has accepted such employment on the basis of the terms and conditions set forth I this Agreement;

IN CONSIDERATION of the recitals and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1.	Employment:
(a)

The company hereby employs Employee and Employee hereby accepts employment wit the Company for the term of this Agreement set forth in Section 2 below, in a position and with the duties and responsibilities set forth in Section 3 below, and upon all other terms and conditions in this Agreement set forth.

(b)

Employee shall be headquartered in Toronto, Canada provided that Employee shall render such services within and outside of Canada, including frequent visits to the Company’s offices in United States and Europe, as shall from time to time be necessary for the performance of his duties hereunder.

2.	Term:
(a)

The term of Employee’s employment pursuant to this Agreement (the “term”) shall be for a period of 3 years, and shall begin on April 1, 2008 and shall continue until April 1st, 20011, subject to the provisions of this Agreement providing for earlier termination of Employee’s employment in certain circumstances.

(b)

The term shall automatically be extended for an additional period of 12 months from April 1st, 2011 (“Renewal Date”) and on each subsequent anniversary of the Renewal Date, unless terminated by either the Company of Employee by written notice to the other given at least 180 days prior to the Renewal Date or each subsequent anniversary of the Renewal Date.

3.	Position, Responsibilities:
(a)	It is intended that all times during the term of this Agreement, Employee shall serve as the Chief Operation Officer of the Company with responsibility for performing such duties for the Company and its subsidiaries as Employee shall reasonably by directed to perform the Company’s board of directors.

(b)

Throughout the term of this Agreement, Employee shall devote on average, no less than 40 hours per week to the business and affairs of the Company, except for vacations and except for illness or incapacity. In addition, nothing in this Agreement shall preclude Employee from devoting reasonable periods required for serving, as appropriate, on boards of directors of other corporations, from engaging in charitable and public service activities, and from managing his personal investments, provided such activities do not materially interfere with the performance of his duties and responsibilities under this Agreement.

4.

Salary/Options: For services rendered by Employee during the term of this Agreement, Employee shall be paid a base salary payable monthly, at an annual rate of $100,000 from April 1st, 2008 – July 1st, 2008 and $120,000 from July 1st, 2008 subject to, during the second and the third years of the term and subsequent years, if any, to annual review and increase of salary and options at the sole discretion of the CEO and board of directors of the Company, taking into account, among other things, individual performance and general business conditions. The base salary shall be payable in Canadian dollars. In addition, the Employee will receive an executive bonus plan to be set at the sole discretion of the CEO and board of directors.

5.

Business Expenses: Employee will be reimbursed for all reasonable expenses incurred by him in connection with the conduct of the Company’s business upon presentation of sufficient evidence of such expenditures provided such expenditures are deductible to the Company for tax purposes or are authorized expenditures pursuant to policies adopted by the board of directors of the Company from time to time.

6.	Benefits and Vacation:
(a)

Employee will be entitled to participate in all employee benefit programs of the Company from time to time in effect under the terms and conditions of such programs, including, but not limited to, pension and other retirement plans, group life insurance, hospitalization and surgical and major medical coverage, dental insurance, sick leave, including salary continuation arrangements, long-term disability, and such other fringe benefits as are or may be available from time to time to employees of the Company.

(b)

The Company may obtain a key-man life insurance policy covering Employee for the benefit of Employee or the company in such amount as the Company considers appropriate, and Employee hereby agrees to take all necessary actions to facilitate the issuance and maintenance of such insurance policy.

(c)

Employee shall be entitled to all usual public holidays and, in addition, to three weeks paid vacation during each year of Employee’s employment for the first 3 years of employment and 4 weeks hereafter. Such vacation shall be utilized by Employee at such time or times as do not materially interfere with the ongoing conduct of the Company’s business and operations and can not be carried over from year to year.

7.	Termination of Employment:
(a)

Death. In the event of the death of Employee during the term of this Agreement, Employee’s salary will be paid to Employee’s designated beneficiary, and in the absence of such designation, to the estate in which death occurs. Rights and benefits of Employee under employee benefit plans and programs of the Company, including life insurance, will be determined in accordance with the terms and conditions of such plans and programs.

(b)

Disability. Employee’s employment shall terminate automatically upon written notice from the Company in the event of Employee’s absence or inability to render the services required hereunder due to disability, illness, and incapacity or otherwise for an aggregate of 60 days during any one year period. In the event of any such absence or inability, Employee shall be entitled to receive the compensation provided for herein for the first 30 days thereof, whereafter Employee shall be entitled to receive compensation in accordance with the Company’s long-term disability plan together with such compensation, if any, as may be determined by the board of directors of the Company.

(c)

Termination by the Company Other Than for Cause. In the event of termination by the Company of Employee employment hereunder other than for cause, Employee shall be entitled to continued salary payments, payable monthly, for a period equal to 4 weeks multiplied by the number of years employed by the Company (“Severance Period”), following such termination (notwithstanding that the balance of the term of this Agreement may exceed the Severance Period) at the rate in effect immediately prior to such termination. Any rights and benefits of Employee under employee benefit plans and programs of the Company will be determined in accordance with the terms of such plans and programs.

(d)

Termination by the Company for Cause. In the event of a termination for cause, there will be no continued salary payments by the Company to Employee and any rights and benefits of Employee under employee benefit plans and programs of the Company will be determined in accordance with the terms of such plans and programs. For purposes of this Section 7(d) and of Employees employment with the Company, “cause” shall mean that:

(i)

Employee has committed a felony or indictable offence or has improperly enriched himself at the expense of the Company or has committed an act evidencing dishonesty or moral turpitude including without limitation an act of theft; or

(ii)

Employee, in carrying out his duties hereunder, (i) has been willfully and grossly negligent, or (ii) has committed willful and gross misconduct or, (iii) has failed to comply with an instruction or directive from the board of directors of the Company;

(iii)	Employee has breached a material term of this Agreement;
(iv)

Employee becomes bankrupt or in the event a receiving order (or any analogous order under any applicable law) is made against Employee or in the event Employee makes any general disposition or assignment for the benefit of his creditors; or

(v)

Employee commits any other act giving the Company cause to terminate Employee’s employment, including, but not limited to, chronic alcoholism or drug addition, material malfeasance or nonfeasance with respect to Employee’s duties hereunder.

Prior to any termination of Employee for cause due to any occurrence described in subparagraphs 7(a)(ii),(iii) and (v) above, the Company shall notify Employee in writing of the particulars of the occurrence upon which termination would be based and shall in such notice advise Employee as to whether in the Company’s sole discretion the default of Employee occasioned by such occurrence is capable of being cured or rectified in full without loss or damage to the Company, in which case the Company shall afford Employee a reasonable period of not less than five business days in which to cure or rectify such default. In such event and provided Employee cures or rectifies such default in full without loss or damage to the Company, Employee’s employment shall not be terminated on the basis of such occurrence.

8.

Non-Competition: Employee agrees that during the period of Employee’s employment with the Company for a period of 18 months from the last payment of compensation to Employee by the Company, Employee shall not engage in or participate in any business activity that competes, directly or indirectly, with business of the Company, or its subsidiaries or affiliates, provided that Employee shall not be precluded from competing with the business of the Company in the event of a termination of Employee’s employment as a result of a material breach by the Company of the provisions of this Agreement or in the event that Employee’s employment is terminated by the Company other than for cause.

For purpose of this Section 8, Employee shall be deemed to “compete, directly or indirectly: with the businesses of the Company, or its subsidiaries or affiliates if Employee is or becomes engaged, otherwise than at the request of the Company, as an officer, director or employee of, or is or becomes associated in a management or ownership, consultant or agent, capacity with, any corporation, partnership or other enterprise or venture the business of which includes wholesale, private label web hosting and email services in Canada or United States, during the 18 month period immediately preceding Employee’s termination. Employee shall not be deemed to “compete, directly or indirectly: with businesses of the Company, or its subsidiaries of affiliates if he becomes associated in a management or ownership, consultant or agent, capacity with, any corporation, partnership or other enterprise or venture, the business of which is competitive to the Company, prior to the date that the businesses of the Company becomes competitive with the business so such corporation, partnership or other enterprise or venture.

Notwithstanding anything to the contrary contained herein Employee many, without being deemed to compete, directly or indirectly, with business of the Company or its subsidiaries or affiliates own not more than 5% of any class of the outstanding securities of any such corporation listed on a national securities exchange or traded in the over-the-counter market.

It is the desire and the intent of the parties that the provisions of this Section 8 shall be enforceable to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 8 is adjudicated unenforceable in any jurisdiction, such adjudication shall apply only in that particular jurisdiction in which such adjudication is made.

The parties recognize that the Company will have no adequate remedy at law for the breach by Employee of the covenants provided in this Section 8, and, in the event of such breach, the Company and Employee hereby agree that the Company will be entitled to any injunction, a decree of specific performance, mandamus or other appropriate remedy to enforce such covenants.

9.

Non-Solicitations: Employee agrees that for a period of 24 months following the last payment of salary to Employee, Employee will not, whether as principal, agent, employee, employer, director, officer, shareholder or in any other individual or representative capacity, solicit or attempt to retain in any way whatsoever any of the employees of the Company or its subsidiaries of affiliates.

10.	Confidential Information:
(a)	Employee agrees not to disclose either while the Company’s employ or at any time thereafter to any person not employed by the Company or not engaged to render services to the Company, any trade secrets or confidential information of or relating to the Company or its subsidiaries and affiliates or its business obtained by Employee while in the employ of the Company; provided, however, that this provision shall not preclude Employee from the sue of disclosure of information known generally to the public (other than that which Employee may have disclosed in breach of this Agreement) or of information not generally considered confidential or from disclosure required by law or court order in the proper conduct of the Company’s business.

(b)

Employee also agrees that upon leaving the Company’s employ, Employee will not take, without the prior written consent of the board of directors of the Company, any document, whether in paper or electronic form, of the Company or its subsidiaries, affiliates and divisions, which is of a confidential nature relating to the Company of its subsidiaries, affiliates and divisions.

(c)

The parties recognize that the Company will have no adequate remedy at law for breach by Employee of the covenants provided in this Section 10, and in the event of such breach, the Company and Employee hereby agree that the Company shall be entitled to an injunction, a decree of specific performance, mandamus or other appropriate remedy to enforce such covenants.

11.

Ownership of Trade Secrets: All results of services performed by Employee hereunder including without limitation all ideas, copyrights, trade secrets or otherwise, shall be owned by and be the sole and exclusive property of the Company. Employee hereby transfers and assigns all right, title and interest of every nature and kind whatsoever therein to the Company and agrees to execute and deliver such further documents and instruments as may be necessary to fully and effectually give effect thereto.

12.

Withholding: Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Employee or his estate or beneficiaries, shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine, after consultation with Employee, it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholdings as required by law, provided the Company is satisfied that all requirements of law affecting the Company’s responsibilities to withhold have been complied with.

13.

Notices: Any notices, requests, demands or other communications provided for by this Agreement shall be in writing and shall be sufficiently given when and if sent by personal delivery, overnight courier or by facsimile to the party entitled thereto at the address stated below or at such other address as the addresses may have given similar notice:

To the Company:

Hostopia.com Inc.

5915 Airport Road, 11th Floor

Mississauga, Ontario L4V 1T1

Attention: Secretary

Fax No.: 1 800 979-9587

To Employee:

Peter Konstandenou

(416) 499-8996

Any such notice shall be deemed delivered if given by means of personal delivery on the day of delivery thereof or if given by means of overnight courier of facsimile transmission on the first business day following the dispatch thereof.

14.

Entire Agreement: This Agreement contains the entire agreement between the parties hereto with respect to matters herein and supersedes all prior agreements and understandings, oral or written, between the parties hereto relating to such matters.

15.

Assignment: Except as herein expressly provided, the respective rights and obligations of Employee and the Company under this Agreement shall not be assignable by either party without written consent of other party and shall endure to the benefit of and be binding upon Employee and the Company and their permitted successors or assigns, including, in the case of the Company, any other corporation or entity with which the Company may be merged or otherwise combined or which may acquire the Company or its assets in whole or substantial part, and, in the case of Employee, his estate or other legal representatives. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

16.

Legal Fees: In the event of any dispute or legal proceeding arising out of or in connection with this Agreement, the party succeeding in such action, whether by judicial decision or settlement, shall be reimbursed by the other party for all legal fees and expenses incurred by the successful party with respect to such dispute or proceeding.

17.

Applicable Law: This Agreement shall be deemed a contract under, and for all purposes shall be governed by and construed in accordance with, the laws of the Province of Ontario without regard to the conflict of laws rules thereof. The Company and Employee hereby each irrevocably consent and at torn to the jurisdiction of the courts of the Province of Ontario with respect to any dispute or proceeding arising in connection with this Agreement.

18.

Amendment or Modification; Waiver: No provision of this Agreement may be amended or waiver unless such amendment or waiver is authorized by the Company (including any authorized officer or committee or by the board of directors) and is in a writing signed by Employee and by a duly authorized officer of the Company. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar breach, condition or provision at the same time or at any prior or subsequent time.

19.

Resignation: Employee hereby agrees that, upon termination of his employment for any reason whatsoever, Employee shall thereupon be deemed, upon the request of the Company, to have immediately resigned any position Employee may have as an offices and/or director or otherwise which Employee may hold with any of the Company’s subsidiaries or related entities in connection with or arising from the performance of Employee’s duties of employment under this Agreement. In such event, Employee shall, at the reasonable request of the Company, forthwith execute any and all documents appropriate to evidence such resignations which are consistent with the terms of this Agreement.

20.

Damages: In the event that Employee is awarded any damages as compensation for any breach of this Agreement, a breach of any covenant contained in this Agreement (whether express or implied by either law or fact), or any other cause of action based in whole or in part on a breach of any provision of this Agreement or related in any way to Employee’s employment hereunder, such damages shall be limited to contractual damages and shall exclude punitive damages and any other type of tort damages resulting from any such breach of any such term, covenant or condition of the Agreement.

21.

Provisions Surviving Termination: It is expressly agreed that notwithstanding termination of Employee’s employment with and by the Company for any reason or cause or in any circumstances whatsoever, such termination shall be without prejudice to the rights and obligations of Employee and the Company, respectively, in relation to or arising up to the time of and including the date of termination, and the provisions of Sections 8,9,10,11,12,16,17,19,20,21, and 21 of this Agreement, all of which shall remain and continue in full force and effect unless and until the board of directors of the Company at its absolute discretion resolves otherwise and so notifies Employee in writing.

22.

Indemnity: The Company hereby indemnifies Employee and agrees to hold Employee safe, harmless, defended and indemnified (to the maximum extent permissible under applicable law, as now exists or as may be hereafter amended) against all claims and liabilities incurred by Employee relative to his lawful and authorized performance of the services under this Agreement, except where such claims and liabilities arise because of

Employee’s intentional default or malfeasance, gross negligence, habitual neglect, unlawful conduct or breach of the terms, covenants or conditions of this Agreement.

23.

Severability: In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffect4ed thereby and shall remain in full force and effect to the fullest extent permitted by law.

24.	Counterparts: This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instruments.
25.

References: Om the event of Employee’s death or a judicial determination of his incompetency, reference in this Agreement to Employee shall be deemed, where appropriate, to refer to his legal representatives, or, where appropriate, to refer to his beneficiary or beneficiaries.

26.	Captions: Captions to the Sections of this Agreement are solely for convenience and no provision of this Agreement is to be construed by reference to the captions of that Section.

IN WITNESS WHEREOF this Agreement has been executed by a duly authorized officer of the Company and Employee as of the day and year first above written.

____________________ Witness	HOSTOPIA.COM INC. By:___________________ ____________________ Peter Konstandenou